EXHIBIT 10.1

June 19, 2024

Dr. Hartoun Hartounian

Re: Employment Offer

Dear Dr. Hartounian

I am pleased to offer you employment with BRAINSTORM CELL THERAPEUTICS INC., a Delaware corporation (the “Company”). The initial terms of your employment, should you accept this offer, are set forth below (the “Agreement”).

1.Position. Your position will be Executive Vice President and Chief Operating Officer (COO). You will have such duties as the Company determines. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other corporate or business activities (whether full-time or part-time).

2.Start Date. The first day of your employment for purposes of this Agreement will be June 24, 2024, unless another date is mutually agreed to by you and the Company (such actual first day of employment, the “Start Date”).

3.Salary. Initially, the Company will pay you a base salary at the rate of $450,000 annually. Your base salary will be subject to adjustment from time to time at the Company’s discretion. Your base salary in effect from time to time is referred to herein as the “Base Salary.” The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and shall be subject to applicable deductions and withholdings.

4.Annual Bonus. You will be eligible for an annual cash bonus of up to 35% of your Base Salary. The criteria for any bonus, whether a bonus is awarded or not, and the amount of any bonus each shall be determined by the Company in its sole discretion. The bonus target percentage is subject to change. Except as otherwise provided in Paragraph 11 of this Agreement, to earn any bonus, you must be employed with the Company on the date the bonus is paid. Any bonus, if determined that it should be paid, for the year in which the Start Date occurs shall be prorated based on when the Start Date occurs.

5.Equity - Options. Subject to the approval of the Company’s Board of Directors (including any committee thereof, the “Board”) and, as soon as administratively practicable following your Start Date (and in all events no later than 45 days following the Start Date if approved by the Board), you will be granted an option to purchase 60,000 shares of the Company’s common stock (the “Option”). The exercise price per share of such Option will be equal to the fair market value per share of the Company’s common stock as of the date on which such Option is granted, as determined by the Board. The Option is subject in all respects to the Company’s stock plan and the associated stock option agreement required to be entered into by you and the Company (the “Equity Documents”). The Option shall vest and become exercisable as follows: 25% of the shares underlying the Option shall vest and become exercisable on the first anniversary of the Start Date, and the remaining shares underlying the Option shall vest and become exercisable in equal quarterly installments thereafter, until fully vested and exercisable on the fourth anniversary of the grant date, provided that you remain continuously employed by the Company from the date of grant through each applicable vesting date. All unvested shares underlying the Options shall immediately vest and become exercisable into shares of Common Stock, upon the event of a Change of Control (as defined below). Any unvested shares underlying the Option as of the date of your employment termination shall automatically terminate. Unless otherwise provided in the Plan, you shall have 90 days after termination of employment with the Company to exercise the Option to the extent then vested. During employment, you may be eligible for other grants of common stock as approved by the Board in its sole discretion.

Definition of Change of Control. “Change of Control” means the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (c) any sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Company shall be deemed a Change of Control under this Agreement.

6.Equity – RSU’s. Subject to the approval of the Board, and, as soon as administratively practicable following your Start Date (and in all events no later than 45 days following the Start Date if approved by the Board), you will be granted a one-time grant under the 2014 Stock Incentive Plan or 2014 Global Share Option Plan, as applicable, or successor plan thereto (collectively, the “Plan”) of 30,000 shares of restricted common stock of the Company (the “Restricted Stock Grant”). The Restricted Stock Grant shall vest in full on the first anniversary of the Start Date, provided that you remain continuously employed by the Company. The Restricted Stock Grant shall be contingent upon your execution of one or more restricted stock agreements in such form and substance as may reasonably be determined by the Company. In the event of your termination of employment for any reason prior to the one year anniversary from your Start Date, the Restricted Stock Grant shall automatically be immediately forfeited to the Company, without the payment of any consideration to you. During employment, you may be eligible for other grants of restricted common stock as approved by the Board in its sole discretion.

7.Signing Bonus. You shall be eligible to receive a one-time signing bonus of ten thousand ($10,000) U.S. Dollars (subject to applicable withholdings and deductions), payable within 60 days after your Start Date. If you are terminated for Cause or resign (other than for Good Reason), in either case within the first twelve months following the Start Date, you agree to repay the signing bonus in full, and you agree that the Company may withhold the amount of the signing bonus from any amounts the Company owes you.

8.Acknowledgment. You hereby acknowledge that you are responsible for obtaining the advice of your own tax advisors with respect to the acquisition of the Option and Restricted Stock Grant and are relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating thereto. You acknowledge that you understand that you (and not the Company) shall be responsible for your tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Stock Grant and any accrued dividends with respect thereto. You acknowledge that you have been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Stock Grant.

9.Benefits. You will be eligible for the employee benefits the Company provides to senior executives from time to time, subject to the terms and conditions of the Company’s benefit plans and other applicable policies. You shall be eligible to participate in the Company’s employee benefits, including but not limited to a Section 401(k) retirement plan, health, dental, and long-term disability plans as are established by the Company and as in effect from time to time applicable to executives of the Company. The Company shall provide health and dental insurance plans or, if the Company is unable to provide such plans, the Company will reimburse you for your health and dental insurance costs. The Company shall not be required to establish, continue or maintain any other specific benefits or benefit plans other than health and dental insurance. You shall also be entitled to paid time off during each year of your employment with the Company in accordance with the policies and procedures of the Company maintained from time to time; provided that you shall be entitled to 20 days of paid time off per fiscal year, subject to applicable Company policy.

10.At-Will Employment; Accrued Obligations; Resignation(s) in Connection with Termination. Your employment with the Company is at-will, meaning either you or the Company may terminate your employment at any time and for any reason, with or without notice and with or without cause. Likewise, the terms and conditions of your employment, including without limitation your compensation, benefits and job duties, are subject to change by the Company in its discretion. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”). In connection with the termination of your employment for any reason, you agree to (i) resign from any officer position or other position you have with the Company or any Company affiliate, effective as of the Date of Termination, and execute any document reasonably requested by the Company to effectuate such resignation(s); (ii) transition, or assist in transitioning, all Company accounts, passwords, access, signatory authority, systems. information, business relationships and customers, in each case (in the case of (ii) only) to the extent reasonably requested by the Company.

11.Severance. In the event the Company terminates your employment without Cause (as defined below), or in the event you resign for “Good Reason” (as defined below), and provided you (i) enter into, do not revoke and comply with the terms of a separation agreement and release in the form provided by the Company which shall include, without limitation, a general release of claims against the Company and related persons and entities, nondisparagement obligations, a seven-business day revocation period and a twelve-month post-employment noncompetition obligation (no more stringent than the provisions of the Restrictive Covenant Agreement) (the “Release”) within the time period provided in the Release but in no event later than 60 days after the Date of Termination (the “Release Requirement”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) comply with the Restrictive Covenant Agreement, then in addition to the Accrued Obligations, the Company will provide you with the following “Severance Benefits” ((i), (ii) and (iii), the “Severance Conditions”):

(a)continuation of your Base Salary as of the Date of Termination for the six (6) month period that immediately follows the Date of Termination (the “Salary Continuation Payments,” and such period, the “Severance Period”); provided in the event you breach any of the Restrictive Covenant Obligations, all payments of the Salary Continuation Payments shall immediately cease; and

(b)(I) subject to the Company’s acknowledgment and determination (as determined by the Board in its discretion but without reduction due to your termination) that a full target Annual Bonus, or part of it, is owed to you for the year prior to the year in which the Date of Termination occurs (which has not been paid as of your Date of Termination), a lump sum cash payment of your Annual Bonus, for the year prior to the Date of Termination; (II) a prorated target Annual Bonus for the year in which the Date of Termination calculated at the full target amount, but prorated based on when the Date of Termination occurs, in either case ((I) and (II)), to be paid within 90 days after the Date of Termination.

(c)if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earliest of (i) the end of the Severance Period; (ii) the date you become eligible for health benefits through another employer or (iii) the date you otherwise become ineligible for COBRA. You authorize the deduction from the Salary Continuation Payments of the portion of such premiums for which you are responsible.

The Salary Continuation Payments shall commence within 90 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 90-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments can begin to be paid in the second calendar year, at the Company’s sole discretion. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each Salary Continuation Payment is considered a separate payment. Notwithstanding the foregoing, in the event you are entitled to any payments pursuant to the Restrictive Covenants Agreement (as defined below) (including without limitation Non-Competition Consideration as defined therein), the Severance Benefits to be paid to you in any calendar year will be reduced by the amount that you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreement.

For the avoidance of doubt, in the event your employment is terminated by the Company for Cause, by you for any reason other than Good Reason, or due to your death or disability (the latter as determined by the Company in good faith), you will be entitled to the Accrued Obligations but not to the Severance Benefits, provided however, that in the case of (i) death and disability, you (or your estate) will be entitled to the Bonus Payments provided for in Paragraph 11(b), subject to you and/or your estate (as applicable) complying with the Severance Conditions; and (ii) disability, subject to you and/or your representative (as applicable) complying with the Severance Conditions you also will be entitled to COBRA coverage with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earliest of (i) the end of the six (6) months period following the Date of Termination; (ii) the date you become eligible for health benefits through another employer or (iii) the date you otherwise become ineligible for COBRA. It is hereby agreed that the Company will not increase its contribution towards the premium beyond the amount paid prior to the Date of Termination.

For the purposes of this Agreement, resignation for “Good Reason” means a termination of employment because of:

(i) a material reduction of your base salary and benefits from the levels in effect immediately prior to the reduction, (ii) a material reduction of your duties and responsibilities from those in effect immediately prior to the reduction,(iii) failure of the Board to approve the equity grants in Paragraphs 5 and 6 of this Agreement within sixty (60) days after your Start Date; (iv) material breach by the Company of any provision of this Agreement after receipt of written notice thereof from you, and in each case ((i), (ii), (iii) or (iv)), failure by the Company to cure the reduction or breach within thirty (30) days after the Company’s receipt of such written notice. A termination by you will not be considered a termination for Good Reason unless within thirty (30) days of the later of the last event relied upon by you to establish Good Reason or knowledge thereof, you furnish the Company with a written statement specifying the reason or reasons why you believe you are entitled to terminate employment for Good Reason and afford the Company at least thirty (30) days during which to remedy the cause thereof. Any termination for Good Reason shall not be deemed a breach of the Agreement. If the Company timely cures the condition giving rise to Good Reason for your resignation, the notice of termination shall become null and void. If the Company does not timely cure the condition giving rise to Good Reason, your termination of employment shall be effective as of the end of such cure period.

12.Cause. “Cause” means: (i) your material misconduct with respect to any of your duties or responsibilities, including without limitation unlawful harassment and misappropriation of funds or property of the Company or any of its affiliates; (ii) your commission of, indictment for, conviction of or plea of guilty or nolo contendere with respect to (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or its affiliates if you were retained in your position; (iv) a breach of the Restrictive Covenant Agreement or any other confidentiality or restrictive covenant obligation you have to the Company or any Company affiliate; or (v) a material violation by you of any of the Company’s written employment policies. To the extent that the actions constituting Cause may be cured, the Company shall provide you advance written notice and a fifteen (15) day opportunity to cure. Without limiting other events which may also not be curable, it is agreed that reputational harm to the Company and a commission of a crime by you under prong (ii) above are each considered irremediable and cannot be cured. If the Company has terminated you without Cause or you have resigned and after the Date of Termination, matters constituting Cause become known to the Company, or if you resign after the Company learns of matters constituting Cause but before the Company is able to effect a termination for Cause, the Company may in any such case, by written notice to you, treat such termination as being for Cause. Any determination of Cause shall be made by the Company in its sole but good faith discretion.

13.Confidential Information and Other Restricted Activities. As a condition of the commencement of your employment, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenant Agreement”) attached hereto. The Restrictive Covenant Agreement, along with any other confidentiality and restrictive covenant obligation you have to the Company or any of its affiliates, are referred to as the “Restrictive Covenant Obligations.” You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

14.Obligations to Third Parties. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations (including with respect to noncompetition, nonsolicitation, invention assignment and the nondisclosure of confidential information) that would or may prohibit or materially inhibit you from performing your duties for the Company. You agree to disclose to the Company prior to the Start Date any confidentiality or restrictive covenant agreement you have to any prior employer. You further agree that you will not disclose or use confidential information of any former employer or other third party and that you will respect any other restrictive covenant obligation you have to any former employer or other third party.

15.Section 409A; Taxes. It is intended that the benefits provided under this letter (which includes the Restrictive Covenant Agreement) shall comply with the provisions of Section 409A or qualify for an exemption to Section 409A, and this letter shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this letter shall be treated as a separate payment for Section 409A purposes. Neither the Company (or its affiliates), the Board, or any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this letter. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

16.Interpretation and Enforcement. This Agreement, including the Restrictive Covenant Obligations and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company or any Company affiliate, except as are expressly contained herein. Except as may otherwise be expressly provided in the Restrictive Covenant Obligations or the Equity Documents, (i) the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the law of the state in which you reside when you sign this Agreement, i.e., New Jersey (the “State”), excluding laws relating to conflicts or choice of law; (ii) you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State in connection with any Dispute or any claim related to any Dispute, and (iii) you and the Company waive any right to trial by jury with respect to such Dispute.

17.Assignment. You may not make any assignment of this Agreement or any interest in it. The Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Obligations) without your consent to any affiliate or to any other person or entity provided that all obligations hereunder are assumed. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

18.Miscellaneous. This Agreement may not be modified or amended by either you or the Company, and no breach or provision shall be deemed to be waived by the Company, unless agreed to in writing by you and the Chief Executive Officer or the Chairperson of the Board. This Agreement may be executed in two or more counterparts, including by the use of PDFs or digital signature, each of which shall be an original and all of which together shall constitute one and the same instrument. As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. This offer may be subject to your satisfactory completion of reference and background checks.

You acknowledge that you received the Restrictive Covenant Agreement along with this Agreement before your Start Date. Please indicate your acceptance of this offer by signing below and returning a copy of this letter and the signed Restrictive Covenant Agreement by the Start Date.

BRAINSTORM CELL THERAPEUTICS INC.

By:	/s/ Chaim Lebovits

June 19, 2024

I have read and accept this employment offer:

/s/ Hartoun Hartounian

Dr.	Hartoun Hartounian
Date:	June 18, 2024

Enclosure:	Restrictive Covenant Agreement

Employee Confidentiality, Assignment and Restrictive Covenant Agreement

In consideration and as a condition of your employment by BRAINSTORM CELL THERAPEUTICS INC. (together with its subsidiaries and other affiliates and its and their successors and assigns, the “Company”), including the compensation, benefits, and Proprietary Information to which you will have access in the course of your employment with the Company, you enter into this Employee Confidentiality, Assignment and Restrictive Covenant Agreement (this “Agreement”) and agree as follows:

1.Proprietary Information. You agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”) and all tangible embodiments thereof are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational or technological information, including plans, specifications, manuals, forms, templates, software, pre-clinical and clinical testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, know-how and trade secrets, and other Developments (as defined below); and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties.

2.Recognition of Company’s Rights. You will not, at any time, without the Company’s prior written permission, either during or after your employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of your duties as an employee of the Company. You will cooperate with the Company and use your best efforts to prevent the unauthorized disclosure of all Proprietary Information. You will deliver to the Company all copies and other tangible embodiments of Proprietary Information in your possession or control upon the earlier of a request by the Company or termination of your employment.

3.Rights of Others. You understand that the Company is now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use or disclosure of proprietary information. You agree to be bound by the terms of such agreements in the event you have access to such proprietary information. You understand that the Company strictly prohibits you from using or disclosing confidential or proprietary information belonging to any other person or entity (including any employer or former employer), in connection with your employment. In addition, you agree not to bring any confidential information belonging to any other person or entity onto Company premises or into Company workspaces.

4.Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, you will not, directly or indirectly, engage in (a) any business activity that is competitive with, or conflicts with, the Company’s business activity or (b) any other outside business activity. You will advise an authorized officer of the Company or his or her designee at such time as any activity of either the Company or another business presents you with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. You will take whatever reasonable action is requested of you by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.Developments. You will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by you (alone or jointly with others) or under your direction during the period of your employment. You acknowledge that all work performed by you is on a “work for hire” basis, and you hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Employing Company (as defined below) and its successors and assigns all your right, title and interest in and to all Developments that (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to you by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, if there are any Developments that you have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of your employment with the Company that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (“Prior Inventions”), you have set forth on Exhibit A attached hereto a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause you to violate any prior confidentiality agreement, you understand that you are not to list such Prior Inventions in Exhibit A but are only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If there are any patents or patent applications in which you are named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), you have also listed those Other Patent Rights on Exhibit A. If no such disclosure is attached, you represent that there are no Prior Inventions or Other Patent Rights. If, in the course of your employment with the Company, you incorporate a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, you hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense directly and indirectly through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, you will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent. You will not, without the Company’s prior written consent, incorporate into any Company product or otherwise deliver to the Company any software code that is subject to any license that by its terms requires, or conditions the use or distribution of such code on, the disclosure, licensing or distribution of such Company product or any source code owned or licensed by the Company (e.g., software code licensed under the GNU GPL, LGPL or AGPL).

This Agreement does not obligate you to assign to the Employing Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on your own time and does not relate to the business efforts or research and development efforts in which, during the period of your employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, you will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. You understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee (including, without limitation, pursuant to the applicable statutory provision for your state of employment set forth in Exhibit B, if any), this Section 5 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. You also hereby waive all claims to any moral rights or other special rights that you may have or accrue in any Company- Related Developments.

For the purposes of this Section 5, the term “Employing Company” means the entity employing you at the time that the applicable Development is created, made, conceived or reduced to practice. If you are jointly employed by two or more entities at such time, the Employing Company means the entity that is the primary employer.

6.Documents and Other Materials. You will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by you during your employment, which records will be available to and remain the sole property of the Company at all times.

Subject to Section 5, all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by you or others, which come into your custody or possession, are the exclusive property of the Company to be used by you only in the performance of your duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of your employment for any reason, you will deliver to the Company all Company property and equipment in your possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to your work, and will not take or keep in your possession any of the foregoing or any copies.

7.Enforcement of Intellectual Property Rights. You will cooperate fully with the Company, both during and after your employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. You will sign, both during and after your employment, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or related Intellectual Property Rights. If the Company is unable, after reasonable effort, to secure your signature on any such papers, you hereby irrevocably designate and appoint each officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development and related Intellectual Property Rights.

8.Nonsolicitation and Noncompetition. This Section 8 must be read and interpreted in conjunction with Exhibit C which contains important state-specific limitations on this Section 8.

In order to protect the Company’s Proprietary Information and goodwill, at all times during your employment and for a period of twelve (12) months following the date of the cessation of your employment with the Company for any reason (the “Restricted Period”):

(a)Nonsolicitation of Customers. You shall not, directly or indirectly, in any manner, other than for the benefit of the Company during your employment with the Company, solicit or transact any business with any of the Customers of the Company, in either case with the purpose or effect of (i)

competing with the Company or (ii) causing any such Customer to reduce or terminate such Customer’s business relationship with the Company. For purposes of this Agreement, “Customers” shall mean Company customers and customer prospects, in either case with whom or which you had significant contact or about whom or which you learned confidential information during the last twelve months of your employment with the Company.

(b)Nonsolicitation of Employees or Independent Contractors. You shall not, directly or indirectly, in any manner: (i) solicit, entice or attempt to persuade any employee or independent contractor of the Company to leave the Company for any reason; (ii) otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed by the Company, or (iii) otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then engaged by the Company in a manner that materially and negatively impacts the independent contractor’s engagement with the Company.

(c)Noncompetition. You shall not, directly or indirectly, in any capacity engage or otherwise participate in any Restricted Business Activities in the Restricted Territory. The Company and you acknowledge that during any period of post-employment non-competition, you shall be provided your full Base Salary (offset by any severance provided under your Offer Letter dated _____________, ___ 2024 (“Offer Letter”) (“Non-Competition Consideration”) and agree that the Company may unilaterally waive your post-employment noncompetition obligations under Section 8(c), and in the event of such a waiver, the Company is not required to provide you with the Noncompetition Consideration, but still would be required to provide severance if due under the Offer Letter.

(i)“Restricted Business Activities” means any business that develops, manufactures or markets any products, or performs any services or engages in any research or development activities with respect to autologous cellular therapies for the treatment of neurodegenerative diseases that are competitive with the products, services or research or development activities of the Company, or products or services or research activities that the Company has developed or are under development or that are the subject of active planning at any time during your employment with the Company.

(ii)“Restricted Territory” means (I) any U.S. state in which you, or any employees you supervised, conducted any business for the Company during your employment with the Company; (II) the remaining states of the United States; and (III) any other country in which the Company does business as of the last day of your employment with the Company. You acknowledge and agree that the Company does business throughout the United States and internationally.

(d)You further understand that if you are employed in one of the states listed on Exhibit C, then the provisions set forth therein under the applicable state shall apply to this Agreement; provided that, if at any time during your employment with the Company or at the time immediately preceding the ending your employment with the Company, you are no longer employed in one of the states listed on Exhibit C, then Exhibit C shall not apply with respect to the interpretation and/or enforcement of this Agreement.

9.Government Contracts. You acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. You agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 5, you also assign to the Company (or any of its nominees) all rights that you have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.Prior Agreements. You hereby represent that, except as you have fully disclosed previously in writing to the Company, you are not bound by the terms of any agreement with any previous or current employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with the Company or to refrain from competing, directly or indirectly, with the business of such employer or any other party. You further represent that your performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company. You will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.Remedies Upon Breach. You understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and you consider them to be reasonable for such purpose. Any breach of this Agreement may cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to seek specific performance and other injunctive relief, without the posting of a bond. You further acknowledge that a court may render an award extending the Restricted Period as one of the remedies in the event of your violation of this Agreement. If you violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, you agree that you are obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses should the Company prevail and the Company shall your costs, including reasonable attorneys’ fees and expenses should you prevail.

12.Use of Voice, Image and Likeness. During employment and for a reasonable period of time post-employment not to exceed three (3) months, you give the Company permission to use any and all of your voice, image and likeness, with or without using your name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent prohibited by law.

13.No Employment Obligation. You understand that this Agreement does not create an obligation on the Company or any other person to continue your employment. You acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, your employment with the Company is at will and therefore may be terminated by the Company or you at any time and for any reason, with or without cause.

14.Survival and Assignment by the Company. You understand that your obligations under this Agreement will continue in accordance with its express terms regardless of any changes in your title, position, duties, salary, compensation or benefits or other terms and conditions of employment. You further understand that your obligations under this Agreement will continue following the termination of your employment regardless of the manner of such termination and will be binding upon your heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. You expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ you may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

15.Notice of Resignation. If you elect to resign from your employment with the Company, you agree to provide the Company with written notification of your intended resignation at least 14 days prior to the date of termination. Such notice shall include information in reasonable detail about your post-employment job duties and other business activities, including the name and address of any subsequent employer and/or person or entity with whom or which you intend to engage in business activities during the Restricted Period and the nature of your job duties and other business activities. The Company may elect to waive all or part of the 14-day notice period in its sole discretion, provided that you will be paid during the 14-day notice period and such waiver shall not result in a termination by the Company for purposes of this Agreement or any other agreement you may have with the Company.

16.Post-Employment Notifications. During the Restricted Period, you will notify the Company of any change in your address and of each subsequent employment or business activity, including the name and address of your employer or other post-Company employment plans and the nature of your activities.

17.Disclosures During Restricted Period. You will provide a copy of this Agreement to any person or entity with whom you may enter into a business relationship, whether as an employee, consultant, partner, coventurer or otherwise, prior to entering into such business relationship during the Restricted Period.

18.Waiver. You acknowledge and agree that no waiver of any of your obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require your performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Although the Company and you intend for this Agreement to be fully enforced as written, to the extent (and only to the extent) a court of competent jurisdiction requires this Agreement’s: (i) post-employment non-competition provision to be limited to any capacity that is related or similar to any capacity you held with the Company; (ii) post-employment employee or customer non-solicitation provisions to be limited to any employees or customers with whom or which you had contact or about whom or which you had access to Proprietary Information, (iii) Restricted Period to be reduced, or (iv) geographic scope to be reduced, such provision(s) (in the case of (i), (ii), (iii) and/or (iv)) shall be so limited or reduced, as applicable, and such provision(s) shall then be enforced to its or their maximum extent. To the extent applicable law requires the restricted period to be reduced and requires a “strict blue pencil” approach, it shall be reduced in one month increments (e.g. 12 to 11 months, 11 to 10 months, 10 to 9 months, 9 to 8 months, 8 to 7 months, and so on) until an enforceable restricted Period is reached, and such restricted period shall be enforced. To the extent applicable law requires the geographic scope of any provision of this Agreement to be reduced and requires a “strict blue pencil” approach, the geographic scope shall be reduced by limiting the geographic scope of such provision to each U.S. state, county, and city in which Executive worked or had a material presence or influence during your employment with the Company. To the extent applicable law deems this Agreement to any extent unenforceable because it applies to all Company affiliates, this Agreement shall apply only to the Employing Company and to such affiliates with respect to which you had access to Confidential Information or customer goodwill. To the extent applicable law requires additional consideration for this Agreement, any equity, cash incentive, or severance compensation for which the Company may (in its sole discretion) make you eligible shall (in each case and independent of the other) constitute such consideration.

20.Choice of Law and Jurisdiction. This Agreement will be deemed to be made and entered into in the State in which you reside on the date you sign this Agreement (the “State”), and will in all respects be interpreted, enforced and governed under the laws of the State. You hereby consent to the exclusive jurisdiction of the state and federal courts situated within the State for purposes of enforcing this Agreement or for any other lawsuit relating to or arising under this Agreement, and you hereby waive any objection that you might have to personal jurisdiction or venue in those courts.

21.Independence of Obligations. Your obligations under this Agreement are independent of any obligation, contractual or otherwise, the Company has to you. The Company’s breach of any such obligation shall not be a defense against the enforcement of this Agreement or otherwise limit your obligations under this Agreement.

22.Protected Disclosures; Section 7 Rights. You understand that nothing contained in this Agreement limits your ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. You also understand that nothing in this Agreement limits your ability to share compensation information concerning yourself or others, except that this does not permit you to disclose compensation information concerning others that you obtain because your job responsibilities require or allow access to such information. Nothing in this Agreement prevents you from exercising any rights you may have under Section 7 of the National Labor Relations Act, including, without limitation, forming, joining, organizing or assisting any labor organization; bargaining collectively through representatives of your choosing; or discussing any labor issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of collective bargaining or mutual aid or protection.

23.Defend Trade Secrets Act of 2016. You understand that pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

24.Other Agreements; Amendment. This Agreement supplements and does not supersede any other confidentiality, assignment of inventions or restrictive covenant agreement between the Company and me. To the extent that this Agreement addresses other subject matters, this Agreement supersedes any other agreements between the Company and you with respect to such subject matters. This Agreement may be amended only in a written agreement executed by a duly authorized officer of the Company and me.

[Remainder of Page Intentionally Left Blank]

YOU UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, YOU CERTIFY THAT YOU HAVE READ IT CAREFULLY AND AM SATISFIED THAT YOU UNDERSTAND IT COMPLETELY.

YOU ACKNOWLEDGE AND AGREE THAT THE TERMS OF THIS AGREEMENT WILL APPLY TO MY ENTIRE SERVICE RELATIONSHIP WITH THE COMPANY, INCLUDING WITHOUT LIMITATION ANY PERIOD OF SERVICE PRIOR TO THE DATE OF MY SIGNATURE BELOW.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument and it shall become effective when it is fully executed by both parties.

EMPLOYEE

Signed:	/s/ Hartoun Hartounian

Type or print name:	Hartoun Hartounian

Date:	June 18, 2024

State in which you Reside:

BRAINSTORM CELL THERAPEUTICS INC.

Signed:	/s/ Chaim Lebovits

Type or print name and job title:	Chief Executive Officer

Date:	June 19, 2024

EXHIBIT A

To:	BRAINSTORM CELL THERAPEUTICS INC.

From:	Hartoun Hartounian

Date:	June 18, 2024

SUBJECT:Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of your employment by the Company that have been made or conceived or first reduced to practice by you alone or jointly with others prior to your engagement by the Company:

□	No inventions or improvements

□	See below:

□	Additional sheets attached

The following is a list of all patents and patent applications in which you have been named as an inventor:

□	None

□	See below:

EXHIBIT B

If you are employed in California, California Labor Code Section 2870 is as follows:

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

If you are employed in Delaware, Title 19, Section 805 of the Delaware Code Ann. is as follows:

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that; (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If you are employed in Illinois, Chapter 765, Section 1060/2 of the Illinois Compiled Statutes is as follows:

(1)A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2)An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3)If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If you are employed in Kansas, Sections 44-130 of the Kansas Labor and Industries Code is as follows:

(a)Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)The invention results from any work performed by the employee for the employer.

(b)Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c)If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)The invention results from any work performed by the employee for the employer.

(d)Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If you are employed in Minnesota, Section 181.78 of the Minnesota Labor, Industry Code is as follows:

Subdivision 1. Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision 2. Effect of subdivision 1. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision 3. Notice to employee. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

If you are employed in North Carolina, §§ 66-57.1 and 66-57.2 of the North Carolina Gen. Stat. is as follows:

§ 66-57.1. Employee’s right to certain inventions.

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

§ 66-57.2. Employer’s rights.

An employer may not require a provision of an employment agreement made unenforceable under G.S. 66-57.1 as a condition of employment or continued employment. An employer, in an employment agreement, may require that the employee report all inventions developed by the employee, solely or jointly, during the term of his employment to the employer, including those asserted by the employee as nonassignable, for the purpose of determining employee or employer rights. If required by a contract between the employer and the United States or its agencies, the employer may require that full title to certain patents and inventions be in the United States.

If you are employed in Washington State, Section 49.44.140 of the Revised Code of Washington is as follows:

(1)A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2)An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3)If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

EXHIBIT C

If you are employed in California:

●	Subsections 8(a), 8(b)(ii) and 8(c) shall not apply during the post-employment portion of the Restricted Period, and Section 4(b) shall not apply during your employment with the Company.
●	The following shall be added to Section 22 of the Agreement: “Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.”

If you are employed in Colorado:

●	My obligations under 8(c) shall only apply during your employment with the Company unless you, at the time this Agreement is entered into and at the time it is enforced, earn an amount of annualized cash compensation (as defined in CO ST § 8-2-113) equivalent to or greater than the threshold amount for highly compensated workers (as defined in CO ST § 8-2-113).
●	My obligations under Section 8(a) shall only apply during your employment with the Company unless you, at the time this Agreement is entered into and at the time it is enforced, earn an amount of annualized cash compensation (as defined in CO ST § 8-2-113) equivalent to or greater than 60% of the threshold amount for highly compensated workers (as defined in CO ST § 8-2-113).
●	The following shall be added after Section 24 of the Agreement: “You agree that the Company provided separate notice of this Agreement, which notice identifies that Section 8 contains a covenant not to compete and a covenant not to solicit customers, and which notice was signed by you, and that this Agreement was provided to you either (i) before you accepted the Company’s offer of employment; or (ii) at least 14 days before the earlier of (A) the effective date of this Agreement or (B) the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for this Agreement (in either event, the “Colorado Effective Date”). This Agreement shall not become effective prior to the Colorado Effective Date.”

If you are employed in Idaho:

●	The Restricted Territory is limited to any U.S. state in which you, or any employees you supervised, conducted any business for the Company during your employment with the Company; and your obligations under subsections 8(a) and 8(b) (in addition to 8(c)) are limited to this Restricted Territory.

If you are employed in Illinois:

●	The Restricted Territory is limited to any U.S. state in which you, or any employees you supervised, conducted any business for the Company during your employment with the Company; and your obligations under subsections 8(a) and 8(b) (in addition to 8(c)) are limited to this Restricted Territory.
●	My obligations under 8(c) shall only apply to the extent that you are engaged in Restricted Business Activities in a capacity or role related to, substantially similar to, or having similar duties or responsibilities to the capacity(ies) or role(s) you hold or held during your employment with the Company.

●	Sections 8(a) and 8(b) of the Agreement shall only apply if, at the time you sign this Agreement, your actual or expected annualized rate of earnings exceeds $45,000 per year (a number that is subject to increase in accordance with 820 ILCS 90/10).
●	Section 8(c) of the Agreement shall only apply if, at the time you sign this Agreement, your actual or expected annualized rate of earnings exceeds $75,000 per year (a number that is subject to increase in accordance with 820 ILCS 90/10).
●	The following shall be added following Section 24 of the Agreement: “You understand that you have the right to consult with counsel prior to entering this Agreement, and that you have up to 14 days to consider the terms of this Agreement prior to signing it.”

If you are employed in Indiana:

●	My obligations under 8(c) shall only apply to the extent that you are engaged in Restricted Business Activities in a capacity or role related to, substantially similar to, or having similar duties or responsibilities to the capacity(ies) or role(s) you hold or held during your employment with the Company.
●	My obligations under 8(b) shall only apply with respect to employees or contractors who have access to or possess any knowledge that would give a competitor an unfair advantage.

If you are employed in Louisiana:

●	The Restricted Territory is limited to any U.S. state, in which you, or any employees you supervised, conducted any business for the Company during your employment with the Company; and your obligations under subsections 8(a) and 8(b) (in addition to 8(c)) are limited to this Restricted Territory. The Restricted Territory also includes each and every parish in the State of Louisiana.

If you are employed in Massachusetts:

●	You shall not be subject to the restrictions of this Section 8(c) if you are a non-exempt employee under the Fair Labor Standards Act, 29 U.S.C. 201-219 or if you are an undergraduate or graduate student that partakes in an internship with the Company while enrolled full-time or part-time in a undergraduate or graduate educational institution.
●	You shall not be subject to the restrictions of this Section 8(c) after your employment with the Company ends (nor entitled to the Noncompetition Consideration set forth below) if the Company terminates your employment without Cause or lays you off.
●	If you resign or if you are terminated by the Company for Cause, you will be subject to the restrictions of this Section 8(c) unless the Company waives its right to enforce Section 8(c) pursuant to Section 18 of this Agreement.
●	For its part, the Company agrees to provide the Noncompetition Consideration to you during the period of your post-employment obligations under this Section 8(c) if you are subject to the obligations under Section 8(c) and the Company does not waive its right to enforce Section 8(c) pursuant to Section 18 of this Agreement.

●	For purposes of this Agreement, and notwithstanding anything to the contrary in any other agreement between the Company and you,
o	“Cause” shall mean a reasonable and good faith basis for the Company to be dissatisfied with your job performance, your conduct or your behavior.
o

“Noncompetition Consideration” consists of payments to you for the post-employment portion of the Restricted Period (but for not more than twelve (12) months following the end of your employment) at the rate of 50% of the highest annualized base salary paid to you by the Company within the two-year period preceding the last day of your employment with the Company. You acknowledge and agree that any Noncompetition Consideration shall reduce (and in no event shall not be in addition to) any severance or separation pay that you are otherwise entitled to receive from the Company pursuant to an agreement, plan or otherwise.

●	Section 18 of the Agreement shall be replaced with the following: “The Company and you acknowledge and agree that the Company may unilaterally waive your post-employment noncompetition obligations under Section 8(c), and in the event of such a waiver, the Company is not required to provide you with the Noncompetition Consideration. The Company’s election not to provide you with the Noncompetition Consideration as set forth in Section 8(c) shall be deemed a waiver of your noncompetition obligations under Section 8(c). Otherwise, no waiver of any of your obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require your performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. Notwithstanding anything to the contrary in this Agreement, the Company may reduce the length of the Restricted Period by providing written notice to you of such reduction in connection with the ending of your employment relationship.”
●	Section 20 of the Agreement shall be replaced with the following: “This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. You hereby consent to the exclusive personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Agreement or for any other lawsuit relating to or arising under this Agreement, and you hereby waive any objection that you might have to personal jurisdiction or venue in those courts; provided, however, the Company and you agree that all civil actions relating to Section 8(c) of this Agreement shall be brought in the county of Suffolk and that the superior court or the business litigation session of the superior court shall have exclusive jurisdiction.”
●	The following shall be added after Section 24 of the Agreement: “By signing this Agreement, you certify that (i) you was provided with this Agreement by the earlier of a formal offer of employment or ten (10) business days before the commencement of your employment and (ii) you have been advised by the Company that you have the right to consult with counsel prior to signing this Agreement.”

If you are employed in Nebraska:

●	The Restricted Territory is limited to any U.S. state in which you, or any employees you supervised, conducted any business for the Company during your employment with the Company; and your obligations under subsections 8(a) and 8(b) (in addition to 8(c)) are limited to this Restricted Territory.

If you are employed in North Carolina:

●	The Restricted Territory is limited to any U.S. state in which you, or any employees you supervised, conducted any business for the Company during your employment with the Company; and your obligations under subsections 8(a) and 8(b) (in addition to 8(c)) are limited to this Restricted Territory.
●	My obligations under 8(c) shall only apply to the extent that you are engaged in Restricted Business Activities in a capacity or role related to, substantially similar to, or having similar duties or responsibilities to the capacity(ies) or role(s) you hold or held during your employment with the Company.

If you are employed in North Dakota:

●	Subsections 8(a), 8(b)(ii) and 8(c) shall not apply during the post-employment portion of the Restricted Period, and Section 4(b) shall not apply during your employment with the Company.

If you are employed in Oklahoma:

●	Subsections 8(a), 8(b)(ii) and 8(c) shall not apply during the post-employment portion of the Restricted Period, and Section 4(b) shall not apply during your employment with the Company.

If you are employed in Oregon:

●	Section 8(c) of the Agreement shall only apply if at the time of the termination of your employment, your gross salary and commissions exceed $100,533 (a number which will be adjusted annually in accordance with Oregon law).
●	The following shall be added after Section 24 of the Agreement: “By signing this Agreement, you certify that you was notified that a noncompetition agreement is required as a condition of employment at least two weeks before your first day of employment.”

If you are employed in Pennsylvania:

●	My obligations under 8(c) shall only apply to the extent that you are engaged in Restricted Business Activities in a capacity or role related to, substantially similar to, or having similar duties or responsibilities to the capacity(ies) or role(s) you hold or held during your employment with the Company.

If you are employed in South Carolina:

●	My obligations in the first sentence of Section 2 shall end five (5) years following the last date of your employment with the Company, except that, with respect to any Proprietary Information that also constitutes a trade secret under the South Carolina trade secrets statutes (as applicable), your obligations in such sentence shall be perpetual.

If you are employed in Texas:

●	You acknowledge and agree that the non-competition restriction in 8(c) is ancillary to and in consideration of the Company’s promise to provide you with and grant you access to Proprietary Information.

If you are employed in Wisconsin:

●	The Restricted Territory is limited to any U.S. state in which you, or any employees you supervised, conducted any business for the Company during your employment with the Company; and your obligations under subsections 8(a) and 8(b) (in addition to 8(c)) are limited to this Restricted Territory.
●	My obligations under subsection 8(b) are limited to those employees and independent contractors (i) with whom you had contact or whom you supervised; (ii) who have skill sets about which you have specialized knowledge; (iii) who had access to sensitive, Company-specific Proprietary Information or (iv) who performed services in the same geographic area in which you performed services for the Company.
●	My obligations under 8(c) shall only apply to the extent that you are engaged in Restricted Business Activities in a capacity or role related to, substantially similar to, or having similar duties or responsibilities to the capacity(ies) or role(s) you hold or held during your employment with the Company.
●	My obligations in the first sentence of Section 2 shall end five (5) years following the last date of your employment with the Company, except that, with respect to any Proprietary Information that also constitutes a trade secret under the Wisconsin trade secrets statutes (as applicable), your obligations in such sentence shall be perpetual.

If you are employed in Washington, D.C.:

●	Section 8(c) shall not apply.
●	You acknowledge receipt of the following statement: “No employer operating in the District of Columbia may request or require any employee working in the District of Columbia to agree to a non-compete policy or agreement, in accordance with the Ban on Non-Compete Agreements Amendment Act of 2020.”

If you are employed in Washington State:

●	Section 8(c) of the Agreement shall only apply if at the time of the termination of your employment, your earnings exceed $107,301.04 per year (a number which may be adjusted annually in accordance with RCW 49.62.040). If you are terminated as the result of a “layoff”, Section 8(c) of the Agreement shall only apply if enforcement of the noncompetition covenant includes compensation equivalent to your base salary at the time of termination for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement. For the purposes of this Agreement, “layoff” means an involuntary termination solely for economic reasons.